UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2004

KMG CHEMICALS, INC.

(Exact name of registrant as specified in its chapter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

10611 Harwin Drive, Suite 402
Houston, Texas		77036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-988-9252

(Former name and former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.  Other Events

On June 9, 2004, the Company distributed a press release that contained the following information:

KMG Chemicals, Inc. (NASDAQ Small Cap: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced its acquisition of the Ravap insecticidal product line of Boehringer Ingelheim Vetmedica, Inc.

The acquisition is effective as of June 8, 2004.

Ravap is an insecticide spray used by domestic poultry and livestock growers to protect animals from flies, ticks, lice and other pests.  Tetrachlorvinphos (“Rabon”) is the main active ingredient used in Ravap.  KMG already offers the market a product portfolio consisting of Rabon oral larvicides and Rabon insecticidal powders.  KMG is the only supplier of Rabon products to the agricultural markets in the United States.

David Hatcher, chairman and president of KMG, said, “Ravap is an important addition to our Rabon product line and broadens our product offering to poultry and livestock growers.  We are committed to this segment of the agricultural market and we are encouraged by the potential for growth in this segment.  Besides the opportunities we see domestically, we are also looking for partnerships to expand the growth of the Rabon product lines internationally.”

Management expects the acquisition to add approximately $1 million in annualized revenues, and be immediately accretive to earnings.  The acquisition consists of inventory and intangible assets associated with the Ravap product line.

“This is the second acquisition we closed in this fiscal year. Our discipline, patience, and conservative approach to the acquisition process is bearing fruit,” continued Hatcher.  “Management believes we will close a third attractive acquisition in this fiscal year ending July 31, 2004.”

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The company grows by acquiring and managing stable chemical product lines and businesses.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit the company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

On June 16, 2004, the Company distributed a press release that contained the following information:

KMG Chemicals, Inc. (NASDAQ Small Cap: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced its acquisition of the creosote distribution business of Trenton Sales, Inc.

“KMG is the largest commercial supplier of industrial wood treating chemicals in North America.  Its products are sold to pressure treaters who produce treated utility poles, pilings and railroad crossties.  This acquisition of Trenton Sales’ assets further strengthens KMG’s position in this important market,” said David Hatcher, chairman and president of KMG.

The Trenton Sales asset purchase is expected to add almost $3 million to revenues in the first year and be accretive to earnings.  “This is the third successful acquisition we have completed in the current fiscal year.  All three acquisitions have been strategic and have offered superior returns.  They will have a significant positive impact on results in the coming year and beyond,” concluded Hatcher.

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The company grows by acquiring and managing stable chemical product lines and businesses.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit the company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date: June 17, 2004
John V. Sobchak
Chief Financial Officer